Exhibit 99.1

Investor Contact:
Mark Barnett
Vice President, Investor Relations
614 677-5331

Media Contact:
Jeff Botti
Officer, Public Relations
614 249-6339

August 2, 2006

Nationwide Financial Reports Second Quarter Results

Variable Annuity Sales Continue To Gain Momentum;

Increase In Share Repurchase Authorization Announced

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported second quarter 2006 net income of $257.8 million, or $1.72 per diluted share, compared with second quarter 2005 net income of $141.2 million, or $0.92 per diluted share. As previously announced, the quarter’s results include $114.2 million of tax reserves that were released into earnings following the completion of a routine IRS audit of tax years 2000 to 2002 and substantial agreement on all tax issues.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which the Company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures, and the substantive reasons why the Company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. A table on the top of page 10 reconciles net operating earnings to net income, including the related diluted per share amounts for the periods indicated.

“Overall, this was a solid quarter,” said Jerry Jurgensen, chief executive officer. “Our financial results were within expectations and we’re making significant progress in strengthening our core businesses and extending our capabilities into new markets such as banking and mutual funds. I’m particularly pleased with the progress we’ve made restoring sales momentum in our variable annuity business, a necessary step in our efforts to accelerate growth and improve returns.

“I’m also pleased to announce that the board of directors today approved an increase in our share repurchase authorization to $500 million,” Jurgensen added. “This increase reflects the strength of our capital position and our confidence in the long-term outlook for Nationwide Financial.”

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2006 earnings — 2

The quarter’s net operating earnings were $264.0 million, or $1.76 per diluted share, compared to net operating earnings of $144.9 million, or $0.94 per diluted share, a year ago. Excluding the tax reserve release and associated tax-related adjustments, net operating earnings were $150.9 million, or $1.01 per diluted share. Also impacting operating results was a $12.1 million, after-tax, non-recurring policy adjustment that resulted in an increase in policy fees, which was partially offset by weak equity market performance and lower than anticipated prepayment penalty income.

Highlights from the quarter:

	Three months ended June 30,
(in millions)	2006	2005		Change
	(Unaudited)	(Unaudited	)
Net income	$257.8	$141.2		83%
Net income per diluted share	$1.72	$0.92		87%
Net operating earnings	$264.0	$144.9		82%
Net operating earnings per diluted share	$1.76	$0.94		87%

Sales	$4,600.9	$4,158.3		11%
Net flows	203.2	186.2		9%
Total revenues	1,102.3	1,076.6		2%
Total operating revenues	1,113.3	1,074.9		4%

Customer funds managed and administered	$160,051.6	$150,614.7		6%
Total assets	$113,083.0	$115,699.7		-2%
Shareholders’ equity excluding AOCI	$5,438.8	$5,039.2		8%
Net operating return on average equity excluding AOCI	19.8%	11.6%		N/A
Book value per diluted share excluding AOCI	$36.43	$32.94		11%

•

Sales through the Company’s non-affiliated and affiliated distribution channels increased by 11 and 10 percent, respectively, versus a year ago. Non-affiliated distribution sales growth was driven by strong variable annuity sales while affiliated distribution sales growth was driven primarily by higher private sector retirement plan sales combined with improved sales of individual investment products through Nationwide Agents and the Nationwide Financial Network (NFN).

•

Total net inflows, or customer deposits net of withdrawals, were $203.2 million in the second quarter of 2006, a 9 percent increase from the second quarter of 2005. Improved variable annuity sales, which drove modest gains in net flows in the individual investments segment, were partially offset by increased withdrawals in fixed annuities and private sector retirement plans.

•

A 4 percent increase in operating revenues in the quarter was partially offset by realized losses on investments, hedging instruments and hedged items compared to gains in the prior year quarter. The net impact was a 2 percent increase in total revenues year-over-year.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2006 earnings — 3

•

Excluding accumulated other comprehensive income (AOCI), shareholders’ equity increased 8 percent to $5.4 billion, or $36.43 per diluted share, compared to $5.0 billion, or $32.94 per diluted share, at the end of the second quarter of 2005.

•

Operating return on average equity excluding AOCI, as defined in Exhibit 3, was 19.8 percent for the quarter, compared to 11.6 percent in the second quarter of 2005. Excluding the tax reserve release and associated tax-related adjustments, the operating return on average equity excluding AOCI was 11.5 percent.

“Overall, I’m satisfied with our results this quarter,” said Mark Thresher, president and chief operating officer. “We are executing well, our associates are focused and we are on track to accomplish the strategic objectives that we set forth at the beginning of the year. While we have much more work to do, I am very encouraged by the progress we’ve made so far this year.

“Our operating performance in the quarter was solid given the negative flows in our annuity business, higher expenses driven by planned investments and a decline in prepayment penalty income. In addition, we saw generally strong sales across our major product lines,” Thresher added. “The strong variable annuity and variable life sales growth we achieved this quarter reflects the progress we are making in restoring sales momentum in our individual products, one of our top priorities this year. This quarter, we also launched our new secondary guarantee universal life product, ULtimate, which we believe significantly improves our competitive position in the fixed life market and will help drive additional sales momentum during the second half of the year.

“Quality of execution will be the measure of our success in 2006 as the actions that we’re taking this year will set the stage for much of our performance and growth into the future,” Thresher continued. “While the investments that we are making this year will likely temper earnings growth in 2006, we expect these investments will significantly improve our growth, earnings and return potential. While our challenges will not be easily overcome, I’m confident about our prospects as we look forward.”

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2006 earnings — 4

Operating Segment Second Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are the financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment.

Individual Investments Segment

	Three months ended June 30,
(in millions)	2006		2005		Change
	(Unaudited	)	(Unaudited	)
Individual variable annuity sales*	$1,214.0		$913.0		33%
Individual fixed annuity sales*	45.8		64.0		-28%
Income product sales	55.9		47.7		17%
Advisory services program sales	70.1		63.8		10%
Total sales	$1,385.8		$1,088.5		27%

Net flows	$(483.9)		$(519.2)		7%
Operating revenues	373.2		377.3		-1%
Pre-tax operating earnings	52.5		66.1		-21%

Ending account values	$51,044.4		$51,707.8		-1%
Interest spread on average general account values	1.87%		1.88%
Pre-tax operating earnings to average account values	0.41%		0.51%
Return on average allocated capital	11.8%		12.0%

*	Excluding 2005 sales of annuities sold through discontinued offshore operations

Led by 33 percent growth in variable annuity sales, second quarter individual investments sales grew 27 percent compared to the same quarter in 2005. Strong demand for the Capital Preservation Plus with Lifetime Income (CPP/LI) benefit, as well as rapid acceptance of the Company’s recently introduced Lifetime Income (L.Inc.) feature, drove variable annuity sales to more than $1.2 billion in the quarter. Fixed annuity sales declined 28 percent from the prior year due to the Company’s continued pricing discipline in this market. Sales of income products and advisory services sales both experienced double-digit growth compared to the same quarter a year ago.

Net outflows improved 7 percent to $483.9 million from $519.2 million in the second quarter a year ago. Strong sales drove a 55 percent improvement in variable annuity net flows, bringing outflows to the lowest level in two years. Fixed annuity net outflows continue to grow, primarily the result of increasing withdrawals related to the aging blocks of fixed annuity business.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2006 earnings — 5

Pre-tax operating earnings in this segment were $52.5 million compared to $66.1 million in the prior year. Compared to a year ago, market driven increases in variable asset fees were more than offset by lower spread income, increased trail commissions and increased expenses.

Interest spread income declined 12 percent compared to last year despite stable core interest spread margins due to lower prepayment penalty income and lower general account assets resulting primarily from fixed annuity net outflows. Included in the interest spread margin in the current quarter were 9 basis points, or $3.3 million, of income from prepayment penalties on commercial mortgage loans and bond call premiums, compared to 17 basis points, or $6.8 million, during the second quarter of last year.

Retirement Plans Segment

	Three months ended June 30,
(in millions)	2006		2005		Change
	(Unaudited	)	(Unaudited	)
Private plan sales	$1,788.4		$1,627.6		10%
Public plan sales	993.2		984.8		1%
Total sales	$2,781.6		$2,612.4		6%

Net flows	$588.8		$718.3		-18%
Operating revenues	294.9		262.6		12%
Pre-tax operating earnings	64.4		45.3		42%

Ending account values	$86,929.0		$78,293.5		11%
Interest spread on average general account values	1.69%		1.85%
Pre-tax operating earnings to average account values	0.29%		0.23%
Return on average allocated capital	23.0%		17.7%

Retirement plans sales grew 6 percent over the prior year quarter driven by 10 percent growth in private sector sales and 1 percent growth in public sector sales. Retirement plans net inflows were $588.8 million in the quarter compared to $718.3 million in the same period a year ago, as increased deposits were more than offset by higher withdrawals in the private sector resulting from increased asset values driven by market appreciation and customer contributions, which have increased the size of each withdrawal, resulting in more net outflows.

Pre-tax operating earnings of $64.4 million increased 42 percent compared to a year ago. The primary driver was a non-recurring policy adjustment related to a contract surrender of $12.1 million, after tax, which was mostly offset by a related non-operating realized loss. Additionally, higher asset-based fees, from both annuity- and trust-based 401(k) products, were partially offset by lower interest spread income and higher expenses.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2006 earnings — 6

Interest spread income in this segment declined by $3.3 million driven primarily by lower prepayment penalty income. Included in the current quarter were 6 basis points, or $1.6 million, of prepayment penalty income, compared to 19 basis points, or $5.2 million, in the second quarter a year ago.

Individual Protection Segment

	Three months ended June 30,
(in millions)	2006		2005		Change
	(Unaudited	)	(Unaudited	)
Individual investment life first year sales	$47.6		$36.0		32%
BOLI/COLI first year sales	54.6		54.8		0%
Traditional/Universal life first year sales	23.0		28.3		-19%
Total first year sales	$125.2		$119.1		5%

Net flows	$177.7		$145.2		22%
Operating revenues	333.7		338.8		-2%
Pre-tax operating earnings	60.5		63.0		-4%

Policy reserves	$18,030.8		$16,604.3		9%
Life insurance in-force	$129,914.1		$123,346.7		5%
Pre-tax operating earnings to operating revenues	18.1%		18.6%
Return on average allocated capital	9.2%		9.6%

Total first year sales for the individual protection segment increased 5 percent compared to a year ago driven by a 32 percent increase in sales of individual investment life products. In individual investment life, first year sales increased by 63 percent in the affiliated distribution channels and by 19 percent in the non-affiliated channels compared to a year ago. Corporate- and bank- owned life insurance (COLI/BOLI) first year sales were flat versus a year ago, although total sales increased 3 percent driven by renewal premiums. First year sales of traditional and universal life products decreased 19 percent compared to the second quarter of 2005. The Company is optimistic that its recent launch of a more competitively priced universal life product at the end of June will improve future life sales.

Pre-tax operating earnings in this segment declined $2.5 million to $60.5 million compared to $63.0 million one year ago primarily due to lower prepayment penalty income and increased deferred acquisition cost (DAC), which were partially offset by lower general operating expenses

Interest spread income in this segment declined year-over-year by $5.1 million driven primarily by lower prepayment penalty income. Included in the current quarter was $1.2 million of prepayment penalty income compared to $4.5 million in the second quarter a year ago.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2006 earnings — 7

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $16.6 million in the second quarter of 2006, compared to $21.3 million in the second quarter of 2005. Increased investment income was more than offset by higher interest credited, higher general operating expenses and lower other income resulting from a decrease in the number of structured products transactions originated during the quarter.

An aggregate principal amount of $300 million of medium term notes (MTN) were issued during the quarter and $379 million matured. Current quarter interest spread margin for the MTN business was 100 basis points compared to 139 basis points in the same quarter a year ago, the decline driven primarily by increased interest credited and lower prepayment penalty income.

Capital and Share Repurchase

The Board of Directors of Nationwide Financial today approved an increase to its existing share repurchase authorization from $300 million to $500 million. The program now authorizes Nationwide Financial to repurchase, from time to time, up to $500 million in shares of its common stock in the open market, in block trades or otherwise, and through privately negotiated transactions. Such repurchases are to be made in compliance with all applicable laws and regulations, including the United States Securities and Exchange Commission rules. The program may be superseded or discontinued at any time.

Nationwide Financial’s management will determine the timing, financing and amount of any repurchases based upon its evaluation of market conditions, share price and other factors. As of July 31, 2006, Nationwide Financial had 53,717,842 shares of Class A common stock outstanding and 95,633,767 shares of Class B common stock outstanding.

As previously announced on April 4, the Company executed an accelerated share repurchase (ASR) program at an initial cost of $120 million resulting in the repurchase of approximately 2.8 million shares during the first quarter of 2006. The ASR was initiated on March 30 of this year and the Company does not anticipate additional open market share repurchases during the 6 months covered by the ASR, which expire no later than October 3. Including the ASR, the Company has repurchased $236.6 million of common stock, leaving $263.4 million available for future repurchases.

During the quarter, Nationwide Financial paid a quarterly dividend of $0.23 per share.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2006 earnings — 8

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of the Company’s margins and returns to these factors.

To the extent that equity-market performance varies from levels indicated in this business outlook, the Company’s results will vary accordingly. Additionally, the Company’s ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on page 10.

The table below outlines the Company’s expectations for full-year sales and earnings drivers and is based on the assumption that the equity markets and the Company’s separate account assets will achieve a return of 3 percent during the second half of 2006.

In addition, the business outlook includes the impact of stock compensation expense, expected to be approximately $0.05 per diluted share during 2006.

2006 Business Outlook

Individual Investments Segment
Interest-spread margin	190-195 bps
Pre-tax operating earnings to average account values	40-45 bps
Sales:
Variable annuities	20-25% growth
Fixed annuities	$200m-$300m
Advisory services	$300m-$350m

Retirement Plans Segment
Interest-spread margin	180-185 bps
Pre-tax operating earnings to average account values	20-25 bps
Sales:
Private sector	10-12% growth
Public sector	flat

Individual Protection Segment
Pre-tax operating earnings to operating revenues
Individual protection products	18-20%
Investment life	24-26%
Fixed life	13-15%
First-year sales:
Individual VUL	10-12% growth
COLI	20-30% decrease
Fixed life	8-10% growth

Corporate and Other Segment
Quarterly pre-tax operating earnings	$10m-$15m

Nationwide Financial
Operating return on average equity	10.5%-11.0%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2006 earnings — 9

Supplemental Financial Information

More detailed financial information can be found in the Nationwide Financial Statistical Supplement for the second quarter of 2006, which is available on the investor relations section of the Company’s Web site at www.nationwide.com.

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. EDT on Thursday, August 3, 2006, to discuss second quarter 2006 results. To participate in the call, dial 1-706-679-3234 and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of our Web site at www.nationwide.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. EDT time August 3, 2006, through midnight EDT August 17, 2006 by dialing 1-706-645-9291, conference ID 2962615. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

Toward the end of each quarter, the Company has a quiet period during which it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the third quarter of 2006, the quiet period will be October 12, 2006 through November 2, 2006.

About Nationwide Financial

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 64.1 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2005 Annual Report to Shareholders, 2005 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2006 earnings — 10

Reconciliation of net income to net operating earnings

	Three months ended June 30,
	2006		2005
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$264.0	$1.76	$144.9	$0.94

Net realized (losses) gains on investments, hedging instruments and hedged items, net of taxes*	(7.2)	(0.05)	1.1	0.01

Adjustment to DAC amortization related to net realized losses (gains), net of taxes	1.0	0.01	(2.5)	(0.02)

Discontinued operations, net of taxes**	—	—	(2.3)	(0.01)
Net income	$257.8	$1.72	$141.2	$0.92

*	Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes).

**

Results of operations of Cap Pro Holding, Inc. (Cap Pro), Nationwide Financial Services (Bermuda), Ltd. (NFS Bermuda), and William J. Lynch & Associates, Inc. (TBG Lynch) are presented as discontinued operations for all periods.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 94.7% of the combined voting power of all the outstanding common stock and 64.1% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the SEC or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments, and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in separate account assets or a reduction in the demand for the Company’s products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates and yields in the market as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, affecting the market generally and companies in the Company’s investment portfolio specifically; (xii) general economic and business conditions which are less favorable than expected; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality (including as a result of a pandemic illness, such as Avian Flu), morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; and (xvii) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results that could result in monetary damages or impact the manner in which the Company conducts its operations; and (xviii) adverse consequences, including financial and reputation costs, regulatory problems and potential loss of customers resulting from failure to meet privacy regulations and/or protect the Company’s customers’ confidential information.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 1 to Second Quarter 2006 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,
(in millions, except per share data)	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Policy charges	$337.6	$307.0	$658.6	$616.1
Traditional life insurance and immediate annuity premiums	109.7	99.7	217.5	195.6
Net investment income	572.1	587.1	1,149.4	1,163.2
Net realized (losses) gains on investments, hedging instruments and hedged items	(9.9)	2.5	(16.7)	30.0
Other	92.8	80.3	185.1	161.0
Total revenues	1,102.3	1,076.6	2,193.9	2,165.9

Benefits and Expenses:
Interest credited to policyholder account values	345.7	348.1	687.8	682.6
Life insurance and annuity benefits	156.4	145.9	312.5	282.1
Policyholder dividends on participating policies	24.5	26.3	44.7	53.2
Amortization of deferred policy acquisition costs	126.0	114.8	246.6	238.2
Amortization of value of business acquired	12.5	11.7	24.1	23.7
Interest expense on debt	25.1	26.8	51.2	52.9
Other operating expenses	227.6	209.4	459.0	420.8
Total benefits and expenses	917.8	883.0	1,825.9	1,753.5

Income from continuing operations before federal income tax expense	184.5	193.6	368.0	412.4
Federal income tax (benefit) expense	(73.3)	50.1	(32.1)	109.7
Income from continuing operations	257.8	143.5	400.1	302.7
Discontinued operations, net of taxes	—	(2.3)	—	(1.0)
Net income	$257.8	$141.2	$400.1	$301.7

Earnings from continuing operations per common share:
Basic	$1.73	$0.94	$2.65	$1.98
Diluted	$1.72	$0.93	$2.64	$1.97

Earnings per common share:
Basic	$1.73	$0.92	$2.65	$1.97
Diluted	$1.72	$0.92	$2.64	$1.96

Weighted average common shares outstanding:
Basic	149.2	153.0	150.7	152.9
Diluted	149.9	153.7	151.4	153.6

Cash dividends declared per common share	$0.23	$0.19	$0.46	$0.38

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 2 to Second Quarter 2006 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value
Fixed maturity securities	$27,980.9	$30,106.0
Equity securities	63.2	75.6
Trading assets, at fair value	21.0	34.4
Mortgage loans on real estate, net	9,060.7	9,148.6
Real estate, net	108.4	108.7
Policy loans	948.3	930.6
Other long-term investments	687.4	691.9
Short-term investments, including amounts managed by a related party	2,169.7	2,073.2
Total investments	41,039.6	43,169.0

Cash	23.6	16.4
Accrued investment income	388.7	396.3
Deferred policy acquisition costs	3,875.6	3,685.4
Value of business acquired	405.2	449.7
Other intangible assets	44.9	45.6
Goodwill	359.0	364.5
Other assets	2,117.3	2,069.2
Assets held in separate accounts	64,829.1	65,963.8
Total assets	$113,083.0	$116,159.9

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$38,451.3	$39,748.1
Short-term debt	189.8	252.3
Long-term debt	1,398.4	1,398.0
Other liabilities	2,977.6	3,447.3
Liabilities related to separate accounts	64,829.1	65,963.8
Total liabilities	107,846.2	110,809.5

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,713.7	1,670.8
Retained earnings	4,214.5	3,883.1
Accumulated other comprehensive (loss) income	(202.0)	100.7
Treasury stock	(489.5)	(304.2)
Other, net	(1.6)	(1.7)
Total shareholders’ equity	5,236.8	5,350.4
Total liabilities and shareholders’ equity	$113,083.0	$116,159.9

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to Second Quarter 2006 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial analyzes operating performance using certain non-GAAP financial measures. The following non-GAAP financial measures appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments not related to securitizations and operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes), hedging instruments and hedged items.

Operating realized gains (losses) include net realized gains (losses) on investments related to securitizations and operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes), hedging instruments and hedged items.

Pre-tax operating earnings are calculated by adjusting earnings from continuing operations before federal income taxes, discontinued operations and the cumulative effect of adoption of accounting principles to exclude: (1) net realized gains and losses on investments, hedging instruments and hedged items, except for operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes); (2) net realized gains and losses related to securitizations; and (3) the adjustment to amortization of DAC related to net realized gains and losses. Pre-tax operating earnings are a GAAP financial measure as it relates to the individual investments, retirement plans, individual protection and corporate and other segments, as this is the level at which management evaluates operating results for these segments.

Net operating earnings are calculated by adjusting net income to exclude non-operating net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and the cumulative effect of adoption of accounting principles, all net of taxes.

Net operating earnings per diluted share are calculated by dividing net operating earnings by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income.

Book value per share excluding accumulated other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity, book value per share excluding accumulated other comprehensive income or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations, and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity and book value per share excluding accumulated other comprehensive income should not be viewed as substitutes for total revenues, net realized gains (losses) on investments, hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, earnings per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes) from net realized gains and losses on investments, hedging instruments and hedged items, net of taxes, in the calculation of these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles, both net of taxes, from net operating earnings, as such adjustments do not reflect the continuing operations of Nationwide Financial’s business.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to Second Quarter 2006 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page ten of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly forecast realized gains and losses on investments, hedging instruments and hedged items1 (realized gains and losses). Realized gains and losses represented $0.14 per weighted average diluted share in 2005 and ranged from $0.14 to ($0.60) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues

	Three months ended June 30,		Six months ended June 30,
(in millions)	2006 [2]	2005 [2]	2006 [2]	2005 [2]
Operating revenues	$1,113.3	$1,074.9	$2,213.0	$2,136.9
Net realized (losses) gains on investments, hedging instruments and hedged items [1]	(11.0)	1.7	(19.1)	29.0
Revenues	$1,102.3	$1,076.6	$2,193.9	$2,165.9
			.

Operating net realized gains to net realized (losses) gains on investments, hedging instruments and hedged items

	Three months ended June 30,		Six months ended June 30,
(in millions)	2006	2005	2006	2005
Operating net realized gains	$1.1	$(0.8)	$2.4	$1.0
Net realized (losses) gains on investments, hedging instruments and hedged items [1]	(11.0)	1.7	(19.1)	29.0
Net realized (losses) gains on investments, hedging instruments and hedged items	$(9.9)	$2.5	$(16.7)	$30.0

Pre-tax operating earnings to income from continuing operations before federal income taxes

	Three months ended June 30,		Six months ended June 30,
(in millions)	2006 [2]	2005 [2]	2006 [2]	2005 [2]
Pre-tax operating earnings	$194.0	$195.7	$380.5	$388.8
Net realized (losses) gains on investments, hedging instruments and hedged items [1]	(11.0)	1.7	(19.1)	29.0
Adjustment to DAC amortization related to net realized losses (gains)	1.5	(3.8)	6.6	(5.4)
Income from continuing operations before federal income taxes	$184.5	$193.6	$368.0	$412.4

Net operating earnings to net income and net operating return on average equity to return on average equity

	Three months ended June 30,
	2006			2005
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$264.0	19.8%	20.4%	$144.9	11.6%	11.0%
Net realized (losses) gains on investments, hedging instruments and hedged items, net of taxes [1]	(7.2)	(0.5%)	(0.6%)	1.1	0.1%	0.1%
Adjustment to amortization of DAC related to net realized losses (gains), net of taxes	1.0	0.1%	0.1%	(2.5)	(0.2%)	(0.2%)
Discontinued operations, net of taxes	—	—	—	(2.3)	(0.2%)	(0.2%)
Net income	$257.8	19.4%	19.9%	$141.2	11.3%	10.7%

Average equity, excluding AOCI	$5,321.5			$4,981.9
Average AOCI	(140.0)			309.2
Average equity	$5,181.5			$5,291.1

	Six months ended June 30,
	2006			2005
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$408.2	15.4%	15.6%	$287.3	11.7%	10.9%
Net realized (losses) gains on investments, hedging instruments and hedged items, net of taxes [1]	(12.4)	(0.5%)	(0.5%)	18.9	0.7%	0.7%
Adjustment to DAC amortization related to net realized losses (gains), net of taxes	4.3	0.2%	0.2%	(3.5)	(0.1%)	(0.1%)
Discontinued operations, net of taxes	—	—	—	(1.0)	—	—
Net income	$400.1	15.1%	15.3%	$301.7	12.3%	11.5%

Average equity, excluding AOCI	$5,297.5			$4,915.6
Average AOCI	(59.7)			350.2
Average equity	$5,237.8			$5,265.8

Book value per share excluding AOCI to book value per share

	As of June 30, 2006		As of December 31, 2005
(in millions, except per share data)	Amount	Per share	Amount	Per share
Total equity, excluding AOCI	$5,438.8	$36.43	$5,249.7	$34.42
AOCI	(202.0)	(1.35)	100.7	0.66
Total equity	$5,236.8	$35.08	$5,350.4	$35.08

Shares outstanding	149.3		152.5

[1]	Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes).

[2]	Excluding the results of operations of Cap Pro, NFSB and TBG Lynch, which are presented as discontinued operations for all periods.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com